Exhibit (c)(xiv)

PRELIMINARY & CONFIDENTIAL PROJECT NORSE SPECIAL COMMITTEE UPDATE OCTOBER 18, 2024

PRELIMINARY & CONFIDENTIAL AGENDA 1 ▪ Trading Performance Update 2 ▪ Perspectives on Credit Ratings in Downside Scenarios 3 ▪ SERP Impact on Agency Leverage 2

PRELIMINARY & CONFIDENTIAL 3 SECTION 1 TRADING PERFORMANCE UPDATE

PRELIMINARY & CONFIDENTIAL 3.5x 3.4x 3.0x 4.0x 5.5x 5.3x 5.0x 3.5x 5.0x 5.0x 5.0x 4.5x – (1.3%) 5.0 10.0 +7.2% +5.2% 80 85 90 95 100 105 110 Kohl's Macy's Norse (0.0x) 0.1x 0.2x (0.8%) 3.6% 4.7% VWAP High Low $22.60 $24.46 $21.42 Share Price Performance and Trading Volume (1) Indexed to 100 Volume (MM) 1. Market data as of October 17, 2024 2. Percentages reflect Norse share price performance over subsequent trading day or over shown period 3. Holiday season retail sales include November and December per National Retail Federation definition 4 TRADING PERFORMANCE SINCE SEPTEMBER 3 AV / NTM EBITDA (1) Norse Volume (MM) Norse Source: Capital IQ, National Retail Federation Notes: Macy’s Kohl’s ▪ Sep 4: Offer Disclosure – (0.2%) ▪ Sep 17: Retail Sales – +0.1% ▪ Sep 18: FOMC – +1.6% ▪ Oct 1: Port Strike Start – (3.5%) ▪ Oct 4: Jobs Report & Port Strike End – +2.3% ▪ Oct 10: CPI – +0.1% ▪ Oct 15: NRF Holiday Report (3) : +5.1% Notable Events (2) Norse Share Price Performance (%) Trading Summary Norse Share Price ($) Sep 4 – Oct 17 Sector Multiple Expansion / (Contraction) Average Volume: 2.2MM

PRELIMINARY & CONFIDENTIAL

ILLUSTRATIVE "ADJUSTED UNAFFECTED" PRICE METHODOLOGIES


Illustrative "Adjusted Unaffected" Share Price ($)
Morgan Stanley
Centerview
Offer $24.25
$17.06
$17.15
$18.43
$20.64
$21.07
$16.35
$21.47
$21.59
$19.52

	Unaffected Share Price (1)	1YR Average Multiple (2)	Present Value of Current Analyst Price Target Median (4)(5)	Share Price Perf (Post 13D – Current Ex. 3 Days Post Offer)	Change in Analyst Price Targets (Pre Q1 - Current) (4)	Share Price Pre-Macy's Rumor	Takeover Leak Share Price "Bump" Adjustment	Macy's End of Buyout Talks Adjustment	H1'24 Cumulative Earnings Adjustment
Implied AV / NTM EBITDA	4.7x	4.4x (3)	4.6x (3)	5.0x (3)	5.0x (3)	4.3x (3)	5.1x (3)	5.1x (3)	4.8x (3)
Methodology	Unaffected share price (3/18/24)	1-year average unaffected multiple	Present Value of Median 1-year Analyst Price Target (4)(5)	Share price performance from 3 days post initial 13D (3/18/24) to pre-offer (9/3/24) plus performance from 3 days post offer (9/6/24) to current (6)	% change of median price target from pre Q1 release to current (6)	Share price prior to Macy's takeover rumor (12/8/23)	Current share price less the takeover leak 3-day share price reaction	Macy's 1-day share price reaction to terminated buyout talks applied to Norse current share price	Q1'24 and Q2'24 earnings 3-day share price reactions (6)
Relevant Metric	--	4.4x NTM EBITDA	--	**+13.8% (3/21 - 9/3)** **+7.2% (9/6 - 10/17)**	**+23.5%**	--	**($2.99)**	**(11.7%)**	**+$1.26 (Q1)** **+$1.20 (Q2)**

Source: Capital IQ as of October 17, 2024

Notes:
1. Represents Norse as of unaffected date of March 18, 2024
2. Share price improvement driven by lower current debt contribution to implied AV
3. Reflects net debt as of Q2 2024A, and all outstanding options, unvested RSUs and unvested PSUs
4. Current Analyst Price Targets as of October 17, 2024; Excludes price targets of brokers that have revised price targets based on transaction-related news (see appendix for list of brokers and price targets)
5. PV share price discounted using Morgan Stanley's estimated cost of equity of ~14.0% as of October 17, 2024
6. Applied to Norse unaffected share price or multiple

5

PRELIMINARY & CONFIDENTIAL 6 ILLUSTRATIVE NORSE IMPLIED PREMIUMS 32% 30% 29% 28% 26% $19.00 28% 27% 26% 24% 23% $19.50 25% 24% 23% 21% 20% $20.00 22% 21% 20% 18% 17% $20.50 19% 18% 17% 15% 14% $21.00 Illustrative Acquisition Price $24.00 $24.25 $24.50 $24.75 $25.00 Reference Price

PRELIMINARY & CONFIDENTIAL Illustrative Price Per Share Prior Proposals Prior Counters $23.00 Metric $23.75 – +3% $24.00 +4% $24.25 +5% $24.50 +7% $24.75 +8% $25.00 +9% $25.75 +12% $27.00 +17% vs. Unaffected (3/18/24) $17.06 +35% +39% +41% +42% +44% +45% +47% +51% +58% vs. VWAP Since 9/4/24 $22.60 +2% +5% +6% +7% +8% +10% +11% +14% +19% vs. Current (10/17/24) $24.46 (6%) (3%) (2%) (1%) +0% +1% +2% +5% +10% Equity Value (1) $4,014 $4,147 $4,191 $4,235 $4,279 $4,323 $4,367 $4,500 $4,721 Aggregate Value (2) $6,026 $6,158 $6,202 $6,246 $6,290 $6,335 $6,379 $6,511 $6,733 Management LTP - 2024E $1,178 5.1x 5.2x 5.3x 5.3x 5.3x 5.4x 5.4x 5.5x 5.7x Consensus - 2024E $1,144 5.3x 5.4x 5.4x 5.5x 5.5x 5.5x 5.6x 5.7x 5.9x Internal Rate of Return (IRR) 13.9% 13.1% 12.8% 12.6% 12.3% 12.1% 11.8% 11.1% 10.0% Multiple on Invested Capital (MOIC) 1.8x 1.8x 1.8x 1.8x 1.7x 1.7x 1.7x 1.7x 1.6x Moody's - LTP 3.2x 3.2x 3.2x 3.2x 3.3x 3.3x 3.3x 3.4x 3.4x Moody's - Consensus 3.2x 3.3x 3.3x 3.3x 3.3x 3.4x 3.4x 3.4x 3.5x Memo: New Transaction Debt $325 $400 $425 $450 $475 $500 $525 $601 $726 Bid Group Funding Incremental Capital vs. 10/17 Proposal ($125) ($50) ($25) – +$25 +$50 +$75 +$151 +$276 Premium / (Discount) Illustrative Bid Group Returns (4,5) AV / Adj. EBITDA (3) Illustrative Agency - Defined Leverage Ratios (2024E PF) (5) 7 ILLUSTRATIVE NORSE TAKE PRIVATE AT VARIOUS PRICES Source: Norse management, Moody’s, company filings, Capital IQ and FactSet as of October 17, 2024, except where otherwise noted. (6) Note: Dollars in millions, except per share amounts. (1) Diluted shares include all outstanding options, unvested RSUs and unvested PSUs. Proposal implied share count contemplates only outstanding options and RSUs vesting prior to assumed transaction close on February 1, 2025. (2) Reflects current debt of $2,690 and cash of $679. (3) Adj. EBITDA figures unburdened by amortization of developer reimbursements. (4) Assumes illustrative 4.5x AV / LTM EBITDA exit at FY’28E year - end. (5) Illustratively assumes the management LTP, transaction close on February 1, 2025, 100% of excess cash flow post - close swept to common equity as dividends after drawn ABL balance is paid down, $100mm minimum cash and illustrative total transaction fees of $125mm, any incremental purchase price is funded by new transaction debt and ABL cost as outlined in the commitment letter draft. Illustrative ratings breakpoint at various prices not reflective of other potential qualitative factors Illustrative Breakpoint (6) Moody’s: 4.0x vs. $23.00

PRELIMINARY & CONFIDENTIAL 8 SECTION 2 PERSPECTIVES ON CREDIT RATINGS IN DOWNSIDE SCENARIOS

PRELIMINARY & CONFIDENTIAL 9 SUMMARY PERSPECTIVES ▪ A significant decline in Adj. EBITDA over the holiday period could drive Norse's leverage ratio above Moody's breakpoint of 4.0x and increase the likelihood of a downgrade ▪ We have worked with the Company to understand the Adj. EBITDA sensitivity from net sales misses versus plan in the October 2024 to January 2025 holiday season – In the holiday season, the Company can weather up to a ~25% net sales miss versus plan (implying a ~55% Adj. EBITDA miss versus plan) while also preserving Moody’s leverage under 4.0x ▪ Looking forward into 2025, it appears that Norse can maintain <4.0x Moody’s leverage if: – Adj. EBITDA misses by up to ~45% from October 2024 through Q1 2025 or – Adj. EBITDA misses by up to ~30% from October 2024 through Q2 2025, assuming quarterly consensus forecasts in the new year reflect the base plan ▪ Norse has demonstrated a history of reporting sales and Adj. EBITDA largely in - line with consensus expectations in Q4 – Over the past 10 years, in Q4 Norse has performed within 2% and 5% of consensus revenue and Adj. EBITDA, respectively – The seasonally slower Q1 has demonstrated less certainty with Adj. EBITDA beating and missing consensus by 10%+ in 6 out of the last 10 years ▪ Even if leverage remains below the 4.0x breakpoint, a material Adj. EBITDA miss of ~15 - 20% vs. the projections provided during RES/RAS may cause Moody’s to reevaluate its opinion ▪ In addition to Norse’s financial performance, a sudden deterioration of Moody’s qualitative assessment of the industry environment and Norse’s competitive position may elevate the risk of a reassessment

PRELIMINARY & CONFIDENTIAL 10 FY2024 OCTOBER TO JANUARY NET SALES SENSITIVITY Sources: Management Long - Term Plan (August 2024); Moody’s Ratings Materials Notes: 1. Assumes D&A of $600MM per Management LTP (August 2024), inclusive of amortization of developer expenses; Held constant across cases 2. Moody’s EBITDAR adjustments include operating lease costs and pensions; Held constant across cases 3. Moody’s total debt adjustments include operating leases; Held constant across cases 4. Assumes pro forma debt at FY2024 is maintained; Assumes incremental $450MM of debt drawn via new ~$1.2Bn ABL Illustrative Miss in Oct - 24 to Jan - 25 Net Sales vs. Plan Implied FY2024 Net Sales ($Bn) Implied Oct - 24 to Jan - 25 Adj. EBITDA Miss vs. Plan Implied Moody’s Leverage at YE (x) (2)(3)(4) Implied FY2024 Adj. EBITDA ($Bn) (1) 0% $14.5 $1.2 3.2x 0% (15%) $13.7 $1.1 3.5x (23%) (25%) $13.2 $0.9 4.0x (55%) (35%) $12.7 $0.8 4.6x (86%) (50%) $11.9 $0.5 5.9x (134%) (60%) $11.4 $0.4 7.3x (166%) (75%) $10.6 $0.1 11.3x (214%) Exceeds Moody’s Downgrade Trigger of 4.0x to Ba2 Rating Exceeds ~15 - 20% Miss for Re - Assessment of Ratings

PRELIMINARY & CONFIDENTIAL

ILLUSTRATIVE ADJ. EBITDA SENSITIVITY Q4 2024 – Q2 2025

Illustrative Miss in Norse Adj. EBITDA vs. Plan / Consensus (1)(2)		FY2024E *Sensitizes Impact on Oct-Jan Figures*	LTM Q1 2025E (2) *Sensitizes Cumulative Impact on Oct-Jan and Q1 2025E Figures*	LTM Q2 2025E (2) *Sensitizes Cumulative Impact on Oct-Jan, Q1 2025E and Q2 2025E Figures*
0%	Norse Adj. EBITDA ($Bn)	$1.2	$1.2	$1.1
	Moody's Leverage (x) (3)(4)(5)	3.2x	3.2x	3.2x
(25%)	Norse Adj. EBITDA ($Bn)	$1.0	$1.0	$0.9
	Moody's Leverage (x) (3)(4)(5)	3.6x	3.6x	3.8x
			(~45%) EBITDA Miss Moody's Breakpoint	*(~30%) EBITDA Miss Moody's Breakpoint*
(50%)	Norse Adj. EBITDA ($Bn)	$0.9	$0.9	$0.7
	Moody's Leverage (x) (3)(4)(5)	3.9x	4.1x	4.8x

Exceeds Moody's Downgrade Trigger of 4.0x to Ba2 Rating (shaded: 4.1x, 4.8x)

Sources: Management Long-Term Plan (August 2024), Moody's Ratings Materials, Capital IQ as of October 17, 2024

Notes:
1. Assumes D&A of $600MM per Management LTP (August 2024), inclusive of amortization of developer expenses; Held constant across cases
2. Q1 2025 and Q2 2025 LTM EBITDA proxied using corresponding quarterly consensus EBITDA figures plus relevant LTP FY24 EBITDA figures
3. Moody's EBITDAR adjustments include operating lease costs and pensions; Held constant across cases
4. Moody's total debt adjustments include operating leases; Held constant across cases
5. Assumes pro forma debt at FY2024E is maintained; Assumes incremental $450MM of debt drawn via new ~$1.2Bn ABL

11

PRELIMINARY & CONFIDENTIAL High Average Median Low 2023 2022 2021 (2) 2020 Fiscal 4Q 2018 2019 2017 (1) 2016 2015 2014 $MM, unless otherwise noted $4,420 $4,319 $4,486 $3,645 $4,538 $4,484 $4,702 $4,316 $4,194 $4,043 Actual $4,375 $4,330 $4,378 $3,589 $4,556 $4,588 $4,613 $4,362 $4,220 $4,003 Consensus +$108 +$9 ($11) ($104) +$45 ($11) +$108 +$56 ($18) ($104) +$89 ($46) ($26) +$40 Beat / Miss $ 2% 0% (0%) (2%) 1% (0%) 2% 2% (0%) (2%) 2% (1%) (1%) 1% Beat / Miss % $403 $338 $437 $167 $520 $504 $553 $589 $526 $597 Actual $377 $311 $425 $255 $533 $535 $553 $513 $554 $602 Consensus +$76 +$7 +$0 ($31) +$26 +$27 +$12 ($88) ($13) ($31) +$0 +$76 ($28) ($5) Beat / Miss $ 15% 2% 0% (6%) 7% 9% 3% (34%) (2%) (6%) 0% 15% (5%) (1%) Beat / Miss % Revenue Adj. EBITDA NORSE HAS LARGELY PERFORMED IN - LINE WITH ANALYST EXPECTATIONS ON REVENUE AND EBITDA IN Q4 Source: Capital IQ Notes: 1. Adj. EBITDA beat of 5% driven by CC revenue and one - time items 2. Lows, Medians, Averages and Highs exclude 4Q 2020 COVID Impacted Period 12

PRELIMINARY & CONFIDENTIAL High Average Median Low 2024 2023 2022 2021 Fiscal 1Q (1) 2019 2020 2018 2017 2016 2015 $MM, unless otherwise noted $3,335 $3,181 $3,569 $3,009 $2,119 $3,443 $3,561 $3,354 $3,249 $3,215 Actual $3,211 $3,113 $3,264 $2,918 $2,302 $3,575 $3,464 $3,350 $3,286 $3,170 Consensus +$305 +$63 +$68 ($132) +$124 +$68 +$305 +$91 ($183) ($132) +$97 +$4 ($37) +$45 Beat / Miss $ 9% 2% 2% (4%) 4% 2% 9% 3% (8%) (4%) 3% 0% (1%) 1% Beat / Miss % $132 $177 $184 $77 ($520) $240 $322 $312 $261 $382 Actual $150 $161 $195 $87 ($38) $295 $289 $274 $312 $393 Consensus +$38 ($8) ($11) ($55) ($18) +$16 ($11) ($10) ($482) ($55) +$33 +$38 ($51) ($11) Beat / Miss $ 14% (4%) (5%) (19%) (12%) 10% (5%) (11%) NM (19%) 11% 14% (16%) (3%) Beat / Miss % Revenue Adj. EBITDA NORSE HAS LARGELY PERFORMED IN - LINE WITH ANALYST EXPECTATIONS ON REVENUE AND EBITDA IN Q1 Source: Capital IQ Note: 1. Lows, Medians, Averages and Highs exclude 1Q 2020 COVID Impacted Period 13

PRELIMINARY & CONFIDENTIAL 14 SECTION 3 SERP IMPACT ON AGENCY LEVERAGE

PRELIMINARY & CONFIDENTIAL ▪ Norse's Supplemental Executive Retirement Plan ("SERP") requires that the unfunded portion be funded upon a "change of control," but Norse and the Company could amend the SERP to eliminate this requirement and keep the SERP unfunded after closing ▪ The unfunded portion of SERP is a debt - like item for the rating agencies that may impact the leverage at close – At year - end FY2023, the unfunded status of the SERP was $168MM, and the amount that is proposed by the Bid Group to be funded in connection with the transaction is $140MM (1) – This plan is nonqualified and does not have a minimum funding requirement ▪ Both Moody’s and S&P treat the unfunded SERP balance as debt, increasing leverage by 0.10x in each agency’s most recent report: ▪ If the SERP is not funded at close, the unfunded SERP will continue to be a liability ▪ On the other hand, if the SERP is fully funded at close, we should expect leverage to improve modestly at Moody’s – The SERP funding would be leverage neutral at S&P assuming a corresponding decrease in opening cash ▪ If the Bid Group informs the agencies that the SERP will be fully funded, but the full funding requirement is eliminated before closing to provide sufficient cash to close, Moody's and S&P would continue to treat the unfunded portion as debt, and it could impact agency - leverage post - close ▪ If the full funding requirement is eliminated in connection with signing, the rating agencies could incorporate the increased leverage into their RES/RAS assessment Note: 1. Excludes the amounts required to be funded on behalf of Erik Nordstrom, Pete Nordstrom and Jamie Nordstrom who are willing to waive the funding requirement for their SERP benefits Fitch S&P Moody’s No Impact Increases by unfunded amount, net of effective tax rate Debt Increases by unfunded amount No Impact No Impact EBITDAR Increases by SERP interest cost No Impact +0.10x SERP Impact on Leverage in Most +0.10x Recent Agency Report 15 RATING AGENCY TREATMENT OF NORSE’S SERP

PRELIMINARY & CONFIDENTIAL 16 APPENDIX SUPPLEMENTARY MATERIALS

PRELIMINARY & CONFIDENTIAL

PROPOSED TRANSACTION SUMMARY

#	Sources	Original $MM	Initial Revision $MM	Second Revision $MM	Third Revision $MM	Fourth Revision $MM	Notes Reflecting Latest Proposal
1	Company Cash on Balance Sheet	$620	$620	$620	$620	$620	• Estimate for FY2024 year-end
2	Company Existing Debt	2,615	2,690	2,690	2,690	2,690	• From Q2 2024A Balance Sheet, inclusive of unamortized discounts and debt issuance costs
3	New Transaction Debt	250	325	400	425	450	• Likely funded through $1.2Bn ABL, with drawn balance paid off 1 year after transaction close • Commitment letter to be provided at signing
4	Family Investor Equity Roll	1,141	1,146	1,184	1,196	1,209	• Current holdings (49.6MM shares)
5	Family New Equity	454	467	454	450	446	• Direct loan from Liverpool to Family Group (carried on Liverpool Balance Sheet)
6	Liverpool Equity Roll	362	362	374	378	382	• Current holdings (15.8MM shares)
7	Liverpool New Equity	1,226	1,244	1,257	1,262	1,266	• Likely funded through $1.2Bn Balance Sheet cash with debt covering potential shortfall
	Total Sources	**$6,669**	**$6,855**	**$6,980**	**$7,021**	**$7,063**	

#	Uses	Original $MM	Initial Revision $MM	Second Revision $MM	Third Revision $MM	Fourth Revision $MM	Notes Reflecting Latest Proposal
8	Company Equity Value	$3,764	$3,800	$3,925	$3,966	$4,008	• Based on Q2 2024A basic shares outstanding (164.2MM) plus dilutive equity securities at assumed transaction close of ~0.6MM in-the-money options and ~0.5MM of vested RSUs at $24.25 / share
9	Existing Debt	2,615	2,690	2,690	2,690	2,690	• From Q2 2024A Balance Sheet, inclusive of unamortized discounts and debt issuance costs
10	SERP Funding	140	140	140	140	140	• Unfunded balance ($168MM) to be funded into trust upon transaction close • Family Group to waive $28MM portion • Amending SERP for flexibility but plan to fund at close
11	Preliminary Transaction Fees	50	125	125	125	125	• Fully accounts for advisor fee estimates provided by Company advisors and financing fees required to consummate the transaction
12	Minimum Cash	100	100	100	100	100	• Based on Family Group advisor estimates, with new $1.2Bn ABL facility intended to fund seasonal working capital and liquidity needs
	Total Uses	**$6,669**	**$6,855**	**$6,980**	**$7,021**	**$7,063**	
	Memo: Price Per Share	*$23.00*	*$23.00*	*$23.75*	*$24.00*	*$24.25*	

17

Note: Proposal contemplates in-the-money options and RSUs that vest by assumed transaction close; unvested PSUs and RSUs of ~9MM to be replaced by revised compensation plan. The details of the revised compensation plan have not been provided by the Bid Group and may create a new balance sheet liability.

PRELIMINARY & CONFIDENTIAL

ANALYST PRICE TARGETS FROM Q1 TO POST OFFER

Analyst Price Targets

Broker	Pre 1Q2024 Earnings (2)	Post Initial 13D Filing and Offer (3)	% Change
Morningstar	$38.50	$38.50	-
KeyBanc	$24.00	NA	-
TD Cowen	$22.00	$25.00	+13.6%
Citi	$20.00	$22.00	+10.0%
BMO	$20.00	$22.00	+10.0%
Telsey	$19.00	$24.00	+26.3%
Goldman Sachs	$18.00	$21.00	+16.7%
Jefferies	$17.00	$20.00	+17.6%
Evercore	$17.00	$19.00	+11.8%
Gordon Haskett	$17.00	$23.00	+35.3%
JP Morgan	$17.00	$20.00	+17.6%
Barclays	$15.00	$23.00	+53.3%
Bank of America	$15.00	$20.00	+33.3%
Morgan Stanley	$13.00	NA	-
UBS	$12.00	$13.00	+8.3%
William Blair	NA	NA	-
Guggenheim	NA	NA	-
Median (1)	**$17.00**	**$21.00**	**+23.5%**
Mean (1)	**$17.64**	**$20.82**	**+18.0%**
Present Value Median (1)	**$14.86** (4)	**$18.43** (5)	
Present Value Mean (1)	**$15.42** (4)	**$18.27** (5)	

Source: Wall Street Equity Research
Note:
1. Morningstar, KeyBanc, Barclays and Morgan Stanley Price Target excluded from Median and Mean calculations
2. Represents price targets as of May 17, 2024
3. Represents price targets as of October 17, 2024
4. PV share price discounted using Morgan Stanley's estimated cost of equity of 14.4% as of May 17, 2024
5. PV share price discounted using Morgan Stanley's estimated cost of equity of 14.0% as of October 17, 2024

Metric used on "Illustrative Adjusted Unaffected Price" page

Excluded Brokers with Revised Price Targets Based on Transaction-related News

18

PRELIMINARY & CONFIDENTIAL 19 LEGAL DISCLAIMER – MORGAN STANLEY We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. 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PRELIMINARY & CONFIDENTIAL 20 LEGAL DISCLAIMER – CENTERVIEW This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by Norse (“the Company”) and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.